EXHIBIT 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces New Three-Year Agreements with
Codman & Shurtleff, Inc.
O’FALLON, MO, January 9, 2006 — Synergetics USA, Inc. (NASDAQ: SURG) announced a new, three-year distribution agreement with Codman & Shurtleff, Inc. (“Codman”), a Johnson & Johnson company, for the continued distribution by Codman of certain bipolar generators and related disposables and accessories supplied by Synergetics. In addition, Synergetics and Codman entered into a new, three-year license agreement, which provides for the continued licensing of Synergetics MALIS® trademark to Codman for use with certain Codman products, including those covered by the distribution agreement.
“Codman and Valley Forge Scientific Corp. have enjoyed a mutually beneficial relationship for more than 20 years,” said Gregg Scheller, chief executive officer and president of Synergetics USA, Inc. “Synergetics is pleased to enter into this new agreement with Codman, which presents the opportunity for increased company revenues through additional sales of key products.”
Under the terms of the new distribution agreement, Codman will be the exclusive market supplier of the MALIS® CMC IIITM Bipolar Generator for the worldwide markets in neurocranial and neurospinal surgery. Synergetics will retain co-exclusive rights with Codman for the sale of certain other products, including disposables and accessories, covered by the distribution agreement. The distribution agreement does not cover Synergetics’ latest bipolar generator technology reflected in its MALIS® ADVANTAGETM product announced in October 2005. First year sales under the distribution agreement are estimated to be approximately $6.5 million.
Under the terms of the new license agreement, Synergetics will license to Codman, on a royalty-bearing basis, the MALIS® trademark owned by Synergetics.
About Synergetics USA, Inc.
Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Synergetics’ properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics’ filings with the SEC. Synergetics undertakes no obligation to update these forward-looking statements.